Exhibit 10.1
FIFTH AMENDMENT
TO THE
MOOG INC. 2014 LONG TERM INCENTIVE PLAN

WHEREAS, the Moog Inc. 2014 Long Term Incentive Plan (the “Plan”) was adopted effective January 7, 2015; and

WHEREAS, the Board of Directors of Moog Inc. (the “Board”) reserved the right under Section 21 of the Plan to amend the Plan; and

WHEREAS, the Board now wishes to amend the Plan to clarify the Committee’s existing authority to adjust Awards that are earned or vest based on the achievement of performance goals and to make certain other changes to the Plan;

NOW, THEREFORE, the Plan is hereby amended, effective as of November 16, 2021, as follows:

1.Section 2(p)(4) is deleted from the Plan in its entirety.

2.Section 4 of the Plan is amended by deleting the third paragraph therein and replacing that paragraph as follows:

“Notwithstanding any other provision of the Plan, the Committee may, in its absolute discretion, without amendment to the Plan, (a) accelerate the date on which any Option or SAR granted under the Plan becomes exercisable, (b) waive or amend the operation of Plan provisions respecting exercise after termination of service, or otherwise adjust any of the terms of the Option or SAR, and (c) accelerate the Vesting Date or Issue Date, or waive any condition imposed under the Plan with respect to any share of Restricted Stock or RSU, or otherwise adjust any of the terms applicable to an Award. In furtherance of the foregoing, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render any performance goals or performance criteria applicable to an Award unsuitable, the Committee may modify any performance goals or performance criteria, in whole or in part, as the Committee deems appropriate and equitable to avoid any undue enrichment or harm. Further, the Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with an Award that is earned or becomes vested based upon achievement or satisfaction of performance goals. At the discretion of the Committee, and except as would result in a repricing, payment of Awards may be made in cash, Company Stock, or a combination of cash and Company Stock, as the Committee shall determine.”

3.Section 18 of the Plan is deleted in its entirety and replaced with the following:

Exhibit 10.1
18. WITHHOLDING TAXES

Whenever shares of Company Stock are to be delivered with respect to an Award, the Company will have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state, local or foreign withholding tax requirements related to the Award. With the approval of the Committee, which it has sole discretion to grant and which approval may be evidenced by the presence in the Award Agreement of an appropriate reference to such right, a Participant may satisfy the remittance requirement by electing to have the Company withhold from delivery shares of Company Stock having a value equal to the amount of tax the Committee determines is required to be withheld, to the extent such withholding would not result in liability classification of the related Award (or any portion thereof) pursuant to FASB ASC Topic 718. The shares will be valued at their fair market value on the date as of which the amount of tax to be withheld is determined. Fractional share amounts will be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered under an Award.

Whenever cash is to be paid with respect to an Award, the Company will have the right to deduct from the payment an amount sufficient to satisfy any federal, state, local or foreign withholding tax requirements related to the award.

4.The modifications to the Plan made by this Fourth Amendment will apply to any future Awards under the Plan and to any Awards that are currently outstanding under the Plan as of the effective date of this Fourth Amendment.

5.In all other respects the Plan remains unchanged.